UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 20, 2015

KEY TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

OREGON (State of other jurisdiction of incorporation)	0-21820 (Commission File Number)	93-0822509 (IRS Employer Identification No.)

150 Avery Street
Walla Walla, Washington 99362
(Address of principal executive offices) (Zip Code)

(509) 529-2161
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1	Registrant's Business and Operations

Item 1.01.	Entry into a Material Definitive Agreement.
The information set forth in Item 2.03 below regarding new financial obligations is incorporated by reference into this Item 1.01.

Item 1.02.	Termination of a Material Definitive Agreement.

Termination of the Bank of America Credit Facility

On July 20, 2015, Key Technology, Inc. (the “Company” or the “Registrant”) applied advances made under the PNC Facility (as defined and described below under Item 2.03) to repay in full all amounts outstanding under the Loan Agreement, dated December 10, 2008 (as amended to the date of the such repayment, the “Bank of America Credit Facility”) between the Company and Bank of America, N.A. There were no prepayment penalties associated with repayment made to Bank of America under, or the termination prior to the end of the term of, the Bank of America Credit Facility.

Section 2	Financial Information

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Entry into Revolving Credit, Term Loan and Security Agreement

On July 20, 2015, the Company as borrower, entered into a Revolving Credit, Term Loan and Security Agreement (the “PNC Facility”) with PNC Bank, National Association, as Lender (“PNC”).

Under the terms of the PNC Facility, the Company may borrow up to $20,300,000 consisting of a three-year term loan in the principal amount of $5,300,000 and revolving loans in a maximum amount up to the lesser of (i) $15,000,000 or (ii) an amount determined pursuant to a borrowing base that is calculated based on the outstanding amount of the Company’s eligible accounts receivable and eligible inventory, as described in the PNC Facility; both amounts would be less the maximum undrawn amount of all outstanding letters of credit. The PNC Facility also provides for a credit sub-facility of up to $4,000,000 for standby letters of credit. The PNC Facility matures on July 19, 2018.

Amounts borrowed under the PNC Facility may be used by the Company to repay existing indebtedness, to partially fund capital expenditures, to provide for on-going working capital needs and to reimburse drawings under letters of credit. On the closing date of the PNC Facility, the Company borrowed $5,300,000 which was used by the Company to repay existing indebtedness under the Bank of America Credit Facility and to pay fees and expenses relating to the PNC Facility.

Borrowings under the PNC Facility will bear interest at rates adjustable on a quarterly basis based on the Company's fixed charge coverage ratio. At the Company's option, if the Company's fixed charge coverage ratio is equal to or less than 1.10 to 1.00, the interest rate will be either PNC's floating base rate plus 1.25% or PNC LIBOR plus 2.75%; if the Company's fixed charge coverage ratio is greater than or equal to 1.10 to 1.00 but less than 1.50 to 1.00, the interest rate will be either PNC's floating base rate plus 1.00% or PNC LIBOR plus 2.50%; and if the Company's fixed charge coverage ratio is equal to or greater than 1.50 to 1.00, the interest rate on the revolving credit facility will be either PNC's floating base rate plus 0.75% or PNC LIBOR plus 2.25%. The interest rate on the term loan will be PNC's floating base rate plus 1.75% or one, two, or three month LIBOR plus 3.25%. The Company has entered into an interest rate protection agreement with respect to the initial term loan advance under the PNC Facility. The effective interest rate on the initial term loan borrowing under the PNC Facility was 2.95%.

The PNC Facility is secured by the Company’s receivables, equipment and fixtures, general intangibles, inventory, subsidiary stock, securities, investment property, and financial assets, real property, and certain other assets.

The PNC Facility contains certain covenants which require a fixed charge coverage ratio and maintenance of minimum liquidity levels. The PNC Facility permits capital expenditures up to a certain level, and contains customary default and acceleration provisions. The PNC Facility also restricts, above certain levels, acquisitions, incurrence of additional indebtedness, payment of dividends and lease expenditures.

The description of the PNC Facility set forth above is qualified in its entirety by reference to the PNC Facility, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Section 9		Financial Statements and Exhibits

Item 9.01(d)		Exhibits

	Exhibit 10.1	Revolving Credit, Term Loan and Security Agreement between Key Technology, Inc. and PNC Bank, National Association, dated July 20, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KEY TECHNOLOGY, INC.

/s/ Jeffrey T. Siegal
Jeffrey T. Siegal
Vice President and Chief Financial Officer

Dated: July 23, 2015

Exhibit Index

Exhibit 10.1	Revolving Credit, Term Loan and Security Agreement between Key Technology, Inc. and PNC Bank, National Association, dated July 20, 2015.